Exhibit T3E.4

MORRIS PUBLISHING GROUP, LLC MORRIS PUBLISHING FINANCE CO.
OFFER TO EXCHANGE ALL OUTSTANDING
7% SENIOR SUBORDINATED NOTES DUE 2013
AND DISCLOSURE STATEMENT FOR SOLICITATION OF
ACCEPTANCES OF A PREPACKAGED PLAN OF REORGANIZATION
To Holders of 7% Senior Subordinated Notes due 2013, which we refer to as the “Old Notes”;
Enclosed for your consideration are:
•	an Offering Memorandum and Disclosure Statement for Solicitation of Acceptances of a Prepackaged Plan of Reorganization, dated December 14, 2009, which we refer to as the “Offering Memorandum and Disclosure Statement”; and

•	related materials.
          The Offering Memorandum and Disclosure Statement is being distributed to you in connection with a concurrent exchange offer and solicitation of acceptances of a prepackaged plan of reorganization being conducted by Morris Publishing Group, LLC and Morris Publishing Finance Co. The exchange offer and solicitation are described in the Offering Memorandum and Disclosure Statement.

— IMPORTANT —
Please Note: You may receive two copies of the Offering Memorandum and Disclosure Statement and related documents under separate cover:
•	one in connection with the exchange offer (with a yellow letter of transmittal enclosed); and

•	one in connection with the prepackaged plan of reorganization (with a blue ballot enclosed).
IF YOU WISH TO SUPPORT OUR RESTRUCTURING, IT IS IMPORTANT THAT YOU TENDER
YOUR OLD NOTES IN THE EXCHANGE OFFER AND SUBMIT YOUR BALLOT APPROVING
THE PREPACKAGED PLAN OF REORGANIZATION.
          To tender your Old Notes in the exchange offer, please follow the instructions in the section of the Offering Memorandum and Disclosure Statement titled “The Exchange Offer — Procedures for Tendering Old Notes” and in the yellow letter of transmittal. IF YOU ARE CURRENTLY A HOLDER OF OLD NOTES AND DID NOT RECEIVE A LETTER OF TRANSMITTAL, PLEASE CONTACT IPREO HOLDINGS LLC AT (877) 746-3583 (toll free) or (201) 499-3500.
          To submit your ballot for the prepackaged plan of reorganization, please follow the instructions in the section of the Offering Memorandum and Disclosure Statement titled “The Prepackaged Plan — Solicitation and Voting            Procedures — Voting Instructions” and in the blue ballot. All holders of Old Notes on the voting record date, December 9, 2009, should receive a ballot with a copy of the Offering Memorandum and Disclosure Statement. IF YOU WERE A HOLDER OF OLD NOTES ON DECEMBER 9, 2009 AND DID NOT RECEIVE A BALLOT, PLEASE CONTACT KURTZMAN CARSON CONSULTANTS LLC AT (917) 639-4278.
          If you have any questions or requests for assistance with respect to the exchange offer and the procedures for tendering your Old Notes, you may contact Ipreo Holdings LLC, as the information agent, at its address and telephone numbers set forth on the back cover of the Offering Memorandum and Disclosure Statement.
          If you have any questions or requests for assistance with respect to the prepackaged plan of reorganization and the procedures for voting on the prepackaged plan of reorganization, you may contact Kurtzman Carson Consultants LLC, as the tabulation agent, at its address and telephone number set forth on the back cover of the Offering Memorandum and Disclosure Statement.
          The Company urges you to carefully read the enclosed Offering Memorandum and Disclosure Statement, letter of transmittal and ballot, as applicable, in conjunction with the exchange offer and the prepackaged plan of reorganization.